Exhibit 10.1

SECURITY AGREEMENT

This Agreement ("Agreement") is entered into this 31st day of December 2017 (“Signing Date”) by and between, LCF Salons LLC, a Utah limited liability company ("LCF") with a mailing address of 1298 South 900 East, Salt Lake City, UT 84105, and Green Endeavors, Inc., a Utah corporation, Landis Salons Inc., a Utah corporations, Landis Salons II, Inc., a Utah corporation and Landis Experience Center LLC, a Utah limited liability company, jointly and severally (hereinafter jointly referred to as “Green”).

WHEREAS, LCF has acquired an ownership interest in Green Endeavors Inc. and Green Endeavors ownership of Landis Salons Inc., Landis Salons II, Inc. and Landis Experience Center LLC (“Ownership”) in exchange for payment in the amount of $100,000 which was used to satisfy that amount of the current debt owed by Sack Lunch Productions Inc. to TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”) which was paid in cash and further that TCA will convey to LCF the secured position in the ownership of Green and its subsidiaries currently held by TCA and that TCA has released any and all contingent or guarantor claims that it held against Green in the approximate amount of $2.4 million and transferred all such claims to LCF.

NOW, THEREFORE with the above being incorporated into and made a part hereof for the mutual consideration set out herein and, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Agreement. Green Endeavors Inc. will agree to pay the sum of $300,000 to LCF in exchange for LCF obtaining the release of Green and its subsidiaries from any and obligations that they may have had to TCA as a result of the loans between TCA and Sack Lunch, the amount of that potential obligation exceeded the amount of $2.2 million. This $300,000 debt from Green to LCF is subject to the first security interests assigned by TCA to LCF in the property of Green as set forth in Exhibit “A” hereto.

2.Termination.  This Agreement may be terminated at any time prior to the Closing Date:

A.By LCF or Green:

(1)If there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of Green’s Board of Directors or LCF and made in good faith and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement; or

(2)If the Closing shall have not occurred prior to January 2, 2018, or such later date as shall have been approved by parties hereto, other than for reasons set forth herein.

B.By LCF:

(1)If LCF shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representation or warranties of LCF contained herein shall be inaccurate in any material respect; or

C.By Green:

(1)If Green shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representation or warranties of Green contained herein shall be inaccurate in any material respect;

In the event this Agreement is terminated pursuant to this Paragraph, this Agreement shall be of no further force or effect, no obligation, right, or liability shall arise hereunder, and each party shall bear its own costs as well as the legal, accounting, printing, and other costs incurred in connection with negotiation, preparation and execution of the Agreement and the transactions herein contemplated.

3.Representations and Warranties of LCF. LCF hereby represents and warrants that effective this date and the Closing Date, the representations and warranties listed below are true and correct:

A.Legal Authority.  LCF has the full legal power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement and will obtain any necessary consents required to complete the transaction.

B.No Conflict With Other Instruments.  The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of LCF to which LCF is a party and has been duly authorized by all appropriated and necessary action.

4.Representations and Warranties of Green.  Green hereby represents and warrants that, effective this date and the Closing Date, the representations and warranties listed below are true and correct.

A.Legal Authority.  Green has the full legal power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

B.No Conflict With Other Instruments.  The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of Green to which Green is a party and has been duly authorized by all appropriated and necessary action.

5.Security. The $300,000 debt and promissory note from Green to LCF shall be secured by the security interests assigned to LCF by TCA.

6.Closing.   The Closing as herein referred to shall occur upon such date as the parties hereto may mutually agree upon, but is expected to be on or before January 2, 2018.

7.Conditions Precedent of Green to Effect Closing.  All obligations of Green under this Agreement are subject to fulfillment prior to or as of the Closing Date, of each of the following conditions:

A.The representations and warranties by or on behalf of LCF contained in this Agreement or in any certificate or documents delivered to Green pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

B.LCF shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by LCF prior to or at the Closing.

8.Conditions Precedent of LCF to Effect Closing.  All obligations of LCF under this Agreement are subject to fulfillment prior to or as of the date of Closing, of each of the following conditions:

A.The representations and warranties by or on behalf of Green contained in this Agreement or in any certificate or documents delivered to LCF pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

B.Green shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

9.Damages and Limit of Liability.  Each party shall be liable, for any material breach of the representations, warranties, and covenants contained herein which results in a failure to perform any obligation under this Agreement, only to the extent of the expenses incurred in connection with such breach or failure to perform Agreement.

10.Nature and Survival of Representations and Warranties.  All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder.  All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

11.Default at Closing.

A.By LCF:

(1)Notwithstanding the provisions hereof, if LCF shall fail or refuse to consummate the transaction described in this Agreement prior to the Closing Date, such failure or refusal shall constitute a default by LCF and Green at its option and without prejudice to its rights against such defaulting party, may either (a) invoke any equitable remedies to enforce performance hereunder including, without limitation, an action or suit for specific performance, or (b) terminate all of its obligations hereunder with respect to LCF.

B.By Green.

(1)Notwithstanding the provisions hereof, if Green shall fail or refuse to consummate the transaction described in this Agreement prior to the Closing Date, such failure or refusal shall constitute a default by Green and LCF at its option and without prejudice to its rights against such defaulting party, may either (a) invoke any equitable remedies to enforce performance hereunder including, without limitation, an action or suit for specific performance, or (b) terminate all of its obligations hereunder with respect to LCF.

12.Costs and Expenses.  LCF and Green shall each bear their own costs and expenses in the proposed exchange and transfer described in this Agreement.

13.Notices.  Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

   To LCF:LCF Salons LLCTo Green: Green Endeavors, Inc.

1298 South 900 East        59 West 100 South

Salt Lake City, UT 84105Second Floor

Salt Lake City, UT 84101

Telephone:  Telephone: (801) 575-8073

Email:Email:

14.Miscellaneous.

A.Further Assurances.  At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

B.Waiver.  Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

C.Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

D.Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

E.Governing Law.  This Agreement was negotiated and is being contracted for in the State of Utah, and shall be governed by the laws of the State of Utah, notwithstanding any conflict-of-law provision to the contrary.

F.Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties their respective heirs, administrators, executors, successors, and assigns.

G.Entire Agreement.  The Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof.  No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist.  No representations, warranties covenants, or conditions express or implied, other than as set forth here, have been made by any party.

H.Severability.  If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

LCF SALONS LLC

By:  /s/ Logan C. Fast

Office:  Member/Manager

Printed Name:  Logan C. Fast

Green Endeavors Inc.Landis Salons, Inc.

/s/ Richard Surber/s/ Richard Surber

By: Richard Surber, PresidentBy: Richard Surber, President

Landis Salons II, Inc.Landis Experience Center, LLC

/s/ Richard Surber/s/ Richard Surber

By:  Richard Surber, PresidentBy: Richard Surber, Manager

EXHIBIT “A” SECURITY FOR OBLIGATIONS:

Security for Obligations.  As security for the payment and performance of the Obligations, each of Green Endeavors, Inc., Landis Salons Inc., Landis Salons II, Inc. and Landis Experience Center LLC, (collectively hereinafter “Debtor”) Debtor does hereby pledge, assign, transfer, deliver and grant to LCF Salons LLC, (hereinafter “Secured Party”), for its own benefit and as agent for its Affiliates, a continuing and unconditional first priority security interest in and to any and all property of each such Debtor, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property for each Debtor, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a)all property of, or for the account of, each Debtor now or hereafter coming into the possession, control or custody of, or in transit to, Secured Party or any agent or bailee for Secured Party or any parent, affiliate or subsidiary of Secured Party or any participant with Secured Party in the Obligations (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all cash, earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b)the additional property of each Debtor, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and proceeds therefrom, and all of each Debtor’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of each Debtor's right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)All Accounts and all goods whose sale, lease or other disposition by each Debtor has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, each Debtor, or rejected or refused by any Customer;

(ii)All Inventory, including raw materials, work-in-process and finished goods;

(iii)All goods (other than Inventory), including embedded software, equipment, vehicles, furniture and Fixtures;

(iv)All Software and computer programs;

(v)All Securities, Investment Property, Financial Assets and Deposit Accounts, specifically including the Lock Box Account, and all funds at any time deposited therewith, and all funds and amounts reserved or held back by any Payment Processing Companies;

(vi)All As-Extracted Collateral, Commodity Accounts, Commodity Contracts, and Farm Products;

(vii)All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables,

Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles; and

(viii)All real estate property owned by each Debtor and the interest of each Debtor in fixtures related to such real property;

(ix)All Proceeds (whether Cash Proceeds or Non-cash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.